Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 8, 2026, on the financial statements of Space-Eyes, Inc.(formerly Space-Eyes, LLC) (the Company) comprising the statements of financial position as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ and stockholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2025 and related notes which is incorporated by reference in this Registration Statement on Form S-4.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario

Richmond Hill, Ontario, Canada

October 5, 2026